Exhibit 99.1

Radiant Systems, Inc. Reports Fourth Quarter Results

Record Company Revenue Results in Adjusted Earnings of $0.27 Per Diluted Share and GAAP Earnings of $0.14 Per Diluted Share

ATLANTA--(BUSINESS WIRE)--Radiant Systems, Inc. (NASDAQ: RADS), a leading provider of innovative technology for the hospitality and retail industries, today announced financial results for the fourth quarter and year ended December 31, 2007.

Summary financial results for the fourth quarter of 2007 are as follows:

  Total revenues for the period were $70.3 million, an increase of 16 percent over revenues of $60.8 million for the same period in 2006.
  Net income for the period, which includes $0.8 million of non-recurring gains, was $4.6 million or $0.14 per diluted share, an increase of $1.0 million, or $0.03 per diluted share, compared to the same period in 2006.
  Adjusted net income (non-GAAP) for the period, which excludes amortization of acquisition-related intangible assets, non-recurring items and employee stock compensation expense, was $9.2 million, or $0.27 per diluted share, an increase of $2.7 million, or $0.07 per diluted share, compared to the same period in 2006.
  2007 adjusted net income includes a reduction in the tax provision due to a true up in the annual estimated cash tax rate. This reduction increased adjusted net income by approximately $0.9 million or $0.03 per diluted share.
  2006 net income includes a reduction in the tax provision due to a true up in the annual estimated effective and cash tax rate. This reduction increased net income by approximately $0.2 million or $0.01 per diluted share and adjusted net income by $0.6 million or $0.02 per diluted share in the quarter.
  During the period, the Company recorded a gain of $0.8 million as a result of entering into a forward exchange contract in preparation for the acquisition of Quest Retail Technology. This gain is excluded from adjusted net income.

Summary financial results for the year ended December 31, 2007 are as follows:

  Total revenues for the year were $253.2 million, an increase of 14 percent over revenues of $222.3 million in 2006.
  Net income for the year was $11.8 million, or approximately $0.36 per diluted share, a decrease of $6.5 million, or $0.20 per diluted share, compared to 2006.
  Adjusted net income (non-GAAP) for the year, which excludes amortization of acquisition-related intangible assets, non-recurring items, the impact of changes in the valuation allowance against deferred tax assets and employee stock compensation expense, was $25.9 million, or $0.78 per diluted share, an increase of $6.9 million, or $0.20 per diluted share, compared to 2006.

John Heyman, the Company's chief executive officer said, “We are very pleased with the strong finish of another exceptional year. For the quarter, we exceeded our earnings and revenue guidance and have strong momentum in our business which we expect to translate into continued growth in 2008.”

Heyman added, “Despite general economic concerns, the demand for our solutions continues to grow. Our pipeline is growing, our customer base is diverse and our products are delivering high returns for our customers. We are optimistic about the year ahead and believe the acquisition of Quest Retail Technology further strengthens our business and expands our growth opportunities.”

“We are very pleased with the progression of our overall financial model,” said Mark Haidet, the Company's chief financial officer. “Our adjusted operating margin has improved 150 basis points for the year to 12.4% and our adjusted operating income has grown 30%. In addition, cash flow from operations for the quarter exceeded $11.9 million with an increase in working capital of $6.5 million. For the year, we generated cash flow from operations of $25.2 million and free cash flow of $18.4 million.”

Haidet continued, “Our 2008 guidance includes the impact of the Quest Retail Technology acquisition. We expect the acquisition to add a minimum of 5% to our revenues for the year and be accretive to adjusted earnings. This accounts for the fact that we have some overlap and cannibalization with the pipeline in other parts of our business. The guidance assumes a cash tax rate of 25% for the year, compared to a 10% tax rate in 2007 and approximately $5.0 million of interest expense. Overall the guidance represents revenue growth in excess of 20% and adjusted operating income growth of approximately 40%.”

The Company’s guidance is as follows:

	Revenue Range (millions)	Adjusted Earnings (non-GAAP) / Share Range
Quarter ending March 31, 2008	$69 to $70	$.15 to $.16
Year ending Dec. 31, 2008	$305 to $308	$.84 to $.88

The Company provides adjusted operating margin, adjusted net income and adjusted net income per share in this press release as additional information relating to the Company's operating results. The measures are not in accordance with, or an alternative for GAAP and may be different from adjusted net income and adjusted net income per share measures used by other companies. Adjusted net income and adjusted operating margin exclude amortization of acquisition-related intangible assets, non-recurring items and compensation expense related to the issuance of employee stock options. The income tax provision is calculated on the Company’s cash tax rate for the year (based on actual cash expected to be paid to domestic and foreign governments). The Company believes that this non-GAAP presentation provides useful information to investors regarding certain additional financial and business trends relating to the Company's financial condition and results of operations, and valuable insight into the Company’s ongoing operations and earnings power.

Radiant will hold its fourth quarter 2007 conference call today at approximately 4:30 p.m. Eastern Time. This call is being webcast by CCBN and can be accessed at Radiant's web site at http://phx.corporate-ir.net/phoenix.zhtml?c=115271&p=irol-irhome. The call will also be available via telephone at 1-888-566-5771 – reference ID# 5766832.

Radiant Systems, Inc. (www.radiantsystems.com) is a global leader in providing innovative technology to the hospitality and retail industries. Offering unmatched reliability and ease of use, Radiant's point of sale hardware and software solutions are deployed in more than 85,000 restaurants, retail stores, cinemas, convenience stores, fuel centers, and other customer-service venues across more than 100 countries. Radiant serves the needs of its customers through the dedication of more than 1,100 employees, 325 certified sales and service partners, and 1,800 field service representatives around the world. Founded in 1985, the company is headquartered in Atlanta with regional offices throughout the United States as well as in Europe, Asia and Australia.

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to financial results and plans for future business development activities, and are thus prospective. Forward-looking statements include all statements that are not statements of historical fact regarding intent, belief or current expectations of the Company, its directors or its officers. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, many of which are beyond the Company’s ability to control. Actual results may differ materially from those projected in the forward-looking statements. Among the key risks, assumptions and factors that may affect operating results, performance and financial condition are its ability to continue and manage its growth, liquidity and other capital resources issues, competition and the other factors discussed in detail in the Company’s periodic filings with the Securities and Exchange Commission. The Company undertakes no obligation to update any forward-looking statements.

RADIANT SYSTEMS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(IN THOUSANDS, EXCEPT PER SHARE DATA)

	For the three months ended		For the twelve months ended
	December 31, 2007	December 31, 2006	December 31, 2007	December 31, 2006

Revenues:
System sales	$41,304	$37,130	$145,322	$130,155
Client support, maintenance and other services	28,999	23,713	107,876	92,155
Total revenues	70,303	60,843	253,198	222,310

Cost of revenues:
System sales	22,048	19,049	76,547	68,250
Client support, maintenance and other services	17,159	15,040	64,514	56,201
Total cost of revenues	39,207	34,089	141,061	124,451

Gross profit	31,096	26,754	112,137	97,859

Operating Expenses:
Product development	6,272	5,324	23,437	21,746
Sales and marketing	7,285	7,217	28,851	26,383
Depreciation of fixed assets	1,043	1,011	4,147	3,532
Amortization of intangible assets	1,030	2,047	4,301	8,190
Non-recurring gains and charges	(840)	-	67	1,663
General and administrative	7,936	6,575	28,058	25,292
Total operating expenses	22,726	22,174	88,861	86,806

Income from operations	8,370	4,580	23,276	11,053

Interest and other expense, net	453	945	2,611	2,999

Income from operations before income taxes	7,917	3,635	20,665	8,054

Income tax provision (benefit)	3,341	41	8,822	(10,303)
				-
Net income	$4,576	$3,594	$11,843	$18,357

Net income per share
Basic	$0.14	$0.12	$0.38	$0.59
Diluted	$0.14	$0.11	$0.36	$0.56

Weighted average shares outstanding:
Basic	31,871	30,875	31,373	30,861
Diluted	33,794	32,434	33,160	32,636

Reconciliation of GAAP Net Income to Adjusted Non-GAAP Net Income:

GAAP Net income	$4,576	$3,594	$11,843	$18,357
Equity-based compensation expense (a)
Cost of revenues	130	189	460	723
Operating expenses	929	627	3,335	2,537
Total equity-based compensation expense	1,059	816	3,795	3,260
Amortization of purchased intangibles (b)	1,030	2,047	4,301	8,190
Non-recurring gains/ charges [c]	(840)	-	67	1,663
Tax effect of adjustment items, difference between the Company's effective tax rate and cash tax rate and release of valuation allowance (d)	3,350	5	5,882	(12,441)

Adjusted non-GAAP net income	$9,175	$6,462	$25,888	$19,029

Adjusted non-GAAP net income per diluted share	$0.27	$0.20	$0.78	$0.58

In addition to our GAAP results, Radiant Systems discloses adjusted net income and net income per diluted share, referred to respectively as "adjusted non-GAAP net income" and "adjusted non-GAAP net income per diluted share".  These items, which are collectively referred to as "non-GAAP measures", exclude the impact of stock-based compensation, the amortization of acquisition-related intangible assets, restructuring costs and pre-acquisition charges of potential transactions that will not take place.  Our non-GAAP measures take into account the effect of our net operating losses and other tax credits which reduces our GAAP effective tax rate to the Company's cash outflow tax rate.  From time to time, subject to the review and approval of the audit committee of the Board of Directors, we may make other adjustments for expenses and gains that we do not consider reflective of core operating performance in a particular period and may modify the non-GAAP measures by excluding these expenses and gains.

We define our core operating performance to be the revenues recorded in a particular period and the expenses incurred within that period which management has the capability of directly affecting in order to drive operating income.  Non-cash stock-based compensation, amortization of acquisition-related intangible assets, restructuring charges and the write-off of pre-acquisition charges of potential transactions are excluded from our core operating performance because the decisions which gave rise to these expenses were not made to drive revenue in a particular period, but rather were made for our long-term benefit over multiple periods.  While strategic decisions, such as the decisions to issue stock-based compensation, to acquire a company or to restructure leases, are made to further our long-term strategic objectives and do impact our income statement under GAAP, these items affect multiple periods and management is not able to change or affect these items within any particular period.  As such, supplementing GAAP disclosure with non-GAAP disclosure using the non-GAAP measures provides management with an additional view of operational performance by excluding expenses that are not directly related to performance in a particular period.

Prior to the adoption of Financial Accounting Standards Board Statement 123 Revised "Share-based Payment" ("FAS 123R") on January 1, 2006, our practice was to exclude stock-based compensation internally to evaluate performance and we presented investors our financial information in this manner while disclosing the effects of stock-based compensation.  With the adoption of FAS 123R, we continue to believe that non-GAAP measures can provide relevant disclosure to investors as contemplated by Staff Accounting Bulletin 107 ("SAB 107") and we have presented non-GAAP measures that exclude and include those items noted above.  While these items (other than restructuring, the gain realized on our forward exchange contract and the pre-acquisition charges of potential transactions that will not take place) are recurring and affect GAAP net income, we do not use them to assess our operational performance for any particular period because (a) these items affect multiple periods and are unrelated to business performance in a particular period; (b) we are not able to change these items in any particular period; and (c) these items do not contribute to the operational performance of our business for any particular period.

We also use non-GAAP measures to operate the business because the excluded expenses are not under the control of, and accordingly are not used in evaluating the performance of , operations personnel within their respective areas of responsibility.  In the case of stock-based compensation expense, the award of stock options is governed by the compensation committee of the Board of Directors and, in the case of acquisition-related intangible assets and pre-acquisition charges; acquisitions arise from strategic decisions which are not the responsibility of most levels of operational management.  The restructuring charges and the non-cash portion of our effective tax rate, like our stock-based compensation charges and amortization of acquisition-related intangible assets and pre-acquisition charges, are excluded in management's internal evaluations of our operating results and are not considered for management compensation purposes.

In the case of stock-based compensation, our compensation strategy is to use stock-based compensation to attract and retain key employees and executives.  It is principally aimed at long term employee retention, rather than to motivate or reward operational performance for any particular period.  Thus, stock-based compensation varies for reasons that are generally unrelated to operational performance in any particular period.  We use quarterly and annual cash incentive payouts for executives and other employees to motivate and reward the achievement of short-term operational objectives.

We view amortization of acquisition-related intangible assets as items arising from pre-acquisition activities.  These are costs that are determined at the time of an acquisition.  While they are continually viewed for impairment, amortization of the costs is a static expense, one that is typically not affected by operations during any particular period and does not contribute to operational performance for any particular period.

Pre-acquisition charges of potential acquisitions that will not take place are excluded in our non-GAAP measures because such charges are not considered normal operating expenses of the Company and would have been capitalized as an asset if such transactions would have been completed.

The restructuring charges are excluded in our non-GAAP measures because they are significantly different in magnitude and character from routine personnel and facility adjustments that management makes when monitoring and conducting the Company's core operation during any particular period.

The gain recognized on our forward exchange contract is excluded in our non-GAAP measures because such gains are not considered to be a normal operating event of the Company and was entered into specifically for the purpose of locking in the US/Australian exchange rate in regards to the acquisition of Quest.

Our historical non-GAAP effective tax rate differs from our GAAP effective tax rates because of the exclusion of the non-GAAP adjustments previously mentioned and the resulting impact on the realization of the Company's other tax assets.  We exclude the impact of these discrete tax items from our non-GAAP income tax provision because management believes that they are not indicative of the Company's tax obligations that will be paid in cash.

Because the non-GAAP measures are not calculated in accordance with GAAP, they are used by our management as a supplement to, and not an alternative to, or superior to, financial measures calculated in accordance with GAAP.  There are a number of limitations on the non-GAAP measures, including the following:

a.  These non-GAAP measures do not have standardized meanings and may not be comparable to similar non-GAAP measures used or reported by other software or technology companies.

b.  The non-GAAP measures do not reflect all costs associated with our operations determined in accordance with GAAP.

c.  Excluded expenses for stock-based compensation and amortization of acquisition-related intangible assets will continue to recur and impact the Company's GAAP results.  While restructuring costs and other one-time costs are non-recurring activities, their occasional occurrence will impact GAAP results.  As such, the non-GAAP measures should not be construed as an inference that the excluded items are unusual, infrequent or non-recurring.

Management compensates for these limitations by relying on these non-GAAP measures only as a supplement to the Company's GAAP results.

(a) The Company adopted SFAS 123(R) on January 1, 2006 using the Modified Prospective Method, which requires us to expense the fair value of grants made under stock option programs over the vesting period of the options. The 2007 and 2006 adjustments to costs of sales and operating expenses represent stock-based compensation expense recorded during the period. Total stock-based compensation expense for the three months ended December 31, 2007 and 2006 was $1.1 million and $0.8 million, respectively, on a pre-tax basis. Total stock-based compensation expense for the year ended December 31, 2007 and 2006 was $3.8 million and $3.3 million, respectively, on a pre-tax basis.

(b) Adjustments represent purchase amortization from prior acquisitions.

(c) Adjustment represents the elimination of non-recurring gains and/or charges. For 2006, these charges consisted of lease write-offs related to the restructuring of Company leases. For 2007, these charges consisted of pre-acquisition costs from potential transactions that will not take place ($1.2 million), a lease restructuring credit of $0.3 million as a result of adjusting our estimate related to the lease restructuring charge that was taken during 2006, and an $0.8 million gain on a forward exchange contract entered into as a result of the Quest acquisition.

(d) The Company reports its non-GAAP income tax provision on a cash tax rate basis which was approximately 10% for the years December 31, 2007 and 2006. Note that the Company estimated the cash tax rate to be 15% throughout 2007 and 13% throughout 2006, therefore an adjustment was made in Q4 to reduce the cash tax rate to the actual cash tax rate of 10% for the year.
RADIANT SYSTEMS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(IN THOUSANDS, EXCEPT SHARE DATA)

ASSETS

	December 31,	December 31,
	2007	2006

Current assets
Cash and cash equivalents	$29,940	$15,720
Accounts receivable, net	43,057	35,203
Inventories, net	30,494	26,484
Deferred tax assets	7,730	9,327
Other current assets	2,408	1,310
Total current assets	113,629	88,044

Property and equipment, net	14,184	14,726
Software development costs, net	7,231	5,019
Deferred tax assets, non-current	2,905	5,252
Goodwill	62,386	61,948
Intangibles, net	20,650	23,447
Other long-term assets	974	219

	$221,959	$198,655

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities
Short-term debt facility	$-	$6,489
Current portion of long-term debt and capital lease payments	8,420	7,439
Accounts payable and accrued liabilities	39,744	30,430
Accrued contractual obligations and payables due to Related Party	-	3,665
Client deposits and unearned revenues	13,745	10,365
Total current liabilities	61,909	58,388

Client deposits and deferred revenues, net of current portion	-	188
Long-term debt and capital lease payments, net of current portion	13,518	20,895
Other long-term liabilities	4,576	3,213
Total liabilities	80,003	82,684

Shareholders' equity
Common stock, no par value; 100,000,000 shares authorized; 31,929,886 and 30,923,800 shares issued and outstanding, respectively
	-	-
Additional paid-in capital	150,924	137,151
Accumulated other comprehensive income	1,743	487
Accumulated deficit	(10,711)	(21,667)
Total shareholders' equity	141,956	115,971

	$221,959	$198,655

CONTACT:
Radiant Systems, Inc.
Sara Ford, 770-576-6832